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                        Consent of Independent Auditors



To the Shareholders and Board of Directors of Barclays Global Investors Funds, Inc.:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated February 9, 2001 on the statements of assets and liabilities of Asset Allocation Fund, Bond Index Fund, Institutional Money Market Fund, Money Market Fund and S&P 500 Stock Fund (five series of Barclays Global Investors Funds, Inc.) as of December 31, 2000, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 24, to Registration Statement (No. 033-54126) on Form N-1A under the Securities Act of 1933.

We also consent to the use of our report dated February 9, 2001 on the statement of assets and liabilities of Asset Allocation Master Portfolio, Bond Index Master Portfolio, Money Market Master Portfolio and S&P 500 Index Master Portfolio (four series of Master Investment Portfolio) as of December 31, 2000, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference herein.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


/s/ KPMG LLP


San Francisco, California
April 30, 2001